Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2014

Summit Financial Services Group, Inc. (OTC: SFNS) announced financial results for the three-month period ended March 31, 2014 (the “2014 Quarter”). For the 2014 Quarter, the Company reported revenues of $26.2 million, which represented an increase of $4.5 million, or 21%, from the $21.7 million in revenues reported for the same period of the prior year (the “2013 Quarter”). For the 2014 Quarter, the Company reported pre-tax income of $814,000 versus pre-tax income of $1,325,000 for the 2013 Quarter. For the 2014 Quarter, the Company reported net income of $414,000 versus net income of $674,000 for the 2013 Quarter.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, commented: “We believe that the increase in revenue of 21% during the 2014 Quarter continues to validate our overall growth strategy. Our earnings, however, were impacted by, among other things, approximately $433,000 in costs related to our pending merger with RCS Capital, as well as the incurrence of additional infrastructure costs to support our current and future growth.” “As a result,” Mr. Leeds continued, “the Company generated EBITDA, as adjusted (which we consider to be a principal metric of our success) of $1.10 million for the 2014 Quarter, compared with $1.64 million for the 2013 Quarter. Mr. Leeds further stated that: “As always, I want to recognize and thank our hard-working and dedicated Summit financial advisors and our associates for their hard work and dedication.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment adviser, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 321 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2014	2013
Net income as reported	$413,850	$674,180
Add: Depreciation	74,658	43,543
Amortization – notes receivable	83,587	49,535
Stock-based compensation	125,714	218,547
Income tax expense	400,000	651,270

EBITDA, as adjusted	$1,097,809	$1,637,075

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for stock-based compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-based compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2014

	For The Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Revenues
Commissions	$24,548,784	$20,385,988
Interest and dividends	224,490	206,236
Other revenue	1,388,074	1,087,166

	26,161,348	21,679,390

Expenses
Commissions and related costs	20,921,507	17,148,648
Employee compensation and benefits	2,106,911	1,918,789
Occupancy and equipment	205,642	194,848
Communications	162,556	111,306
Depreciation and amortization	74,658	43,543
Other operating expenses	1,876,224	936,806

	25,347,498	20,353,940

Income before provision for income taxes	813,850	1,325,450

Provision for income taxes	400,000	651,270

Net income	$413,850	$674,180

Basic income per common share	$0.02	$0.03

Diluted income per common share	$0.01	$0.03

Weighted average common shares outstanding:
Basic	22,005,032	20,296,337

Diluted	30,275,563	25,517,234

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, the consummation of the Company’s previously announced merger with a wholly owned subsidiary of RCS Capital Corporation, investor confidence and the performance of the securities markets, and the availability of suitable financial advisor candidates for the Company’s recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.